Exhibit 3.2

CERTIFICATE OF TRUST

OF

TCW STEEL CITY SENIOR LENDING BDC

This Certificate of Trust of TCW Steel City Senior Lending BDC (the “Trust”) is being filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is TCW Steel City Senior Lending BDC.

2. Registered Agent. The name and business address of the Registered Agent in the State of Delaware is: National Registered Agents, Inc., 1209 Orange Street, Wilmington DE, New Castle County.

3. Business Development Company. The Trust is or will elect to become a regulated business development company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David R. Adler
David R. Adler, not in their individual capacity but solely as Trustee

/s/ Sheila A. Finnerty
Sheila A. Finnerty, not in their individual capacity but solely as Trustee

/s/ Saverio M. Flemma
Saverio M. Flemma, not in their individual capacity but solely as Trustee

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/s/ R. David Kelly
R. David Kelly, not in their individual capacity but solely as Trustee

/s/ Richard T. Miller
Richard T. Miller, not in their individual capacity but solely as Trustee

/s/ Andrew W. Tarica
Andrew W. Tarica, not in their individual capacity but solely as Trustee

/s/ David Wang
David Wang, not in their individual capacity but solely as Trustee